Exhibit 10.3

December 19, 2023 William Turner

Re: Employment Terms

Dear William:

On behalf of Vera Therapeutics, Inc. (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (this “Agreement”). As discussed, the terms of this Agreement govern with respect to your employment, which shall commence no later than January 8, 2024 (such actual date of your commencement of employment, which shall be mutually agreed upon, shall be referred to herein as the “Start Date”).

1.
Employment by the Company.
(a)
Position. You will serve as the Company’s Chief Development Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. It is anticipated that such business of the Company will include your providing services to entities that are subsidiaries of the Company or otherwise affiliated with the Company, without further or additional compensation or benefits other than as set forth in this Agreement.
(b)
Duties and Location. You will perform such duties and responsibilities as are customary for your position or as may be directed by the Chief Executive Officer, to whom you report. Your primary office location will be your home office in California, although at times you will work out of the Company’s headquarters in Brisbane, California as required for business needs. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time; provided, however, that any such modifications would be subject to Sections 9 and/or 10, as applicable.
2.
Base Salary and Employee Benefits.
(a)
Salary. You will receive for services to be rendered hereunder a base salary paid at the rate of

$455,000 per year, less standard payroll deductions and tax withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b)
Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies, as may be amended from time to time), all of which are described in summary plan descriptions and policies that will be available or provided to you by the Company.
3.
Annual Bonus. Commencing with calendar year 2024, you will be eligible to earn an annual performance bonus of up to 40% of your base salary rate (the “Annual Bonus”), pro-rated for the portion of 2024 that you were employed by the Company. The Annual Bonus will be based upon the Company’s assessment of your performance and the Company’s attainment of written targeted goals as set by the Company in its sole

William Turner December 19, 2023

discretion. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board (as defined below) will determine whether you have earned an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. No amount of Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year.

4.
Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
5.
Equity Compensation. Subject to approval by the Company’s Board of Directors or its Compensation Committee (the “Board”), the Company will grant you an option to purchase 275,000 shares of the Company’s Class A Common Stock with a per share exercise price equal to the fair market value of one share of Class A Common Stock on the applicable date of the grant (the “Option”). The Option will be subject to the terms of the Company’s then-effective equity incentive plan (the “Plan”) and your stock option agreement. The Option will vest subject to your continued employment over a four-year period, whereby 25% of your Option shares will vest on the first anniversary of your Start Date, with the remaining shares subject to the Option vesting in 36 equal monthly installments thereafter, in each case subject to your continued employment through the applicable vesting dates.
6.
Compliance with Confidentiality Information Agreement and Company Policies. As a condition of employment, you agree to sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A. In addition, you are required to abide by the Company’s policies and procedures, as modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook (and provide additional such acknowledgements as the Employee Handbook may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
7.
Protection of Third Party Information. In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential or proprietary information, including trade secrets, of any former employer or other third party to whom you have contractual obligations to protect such information. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any unpublished documents, materials, electronically recorded information, or other property belonging to any former employer or other third party to whom you have a contractual obligation to protect such property. In addition, you represent and warrant that your employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, that you will perform your duties to the Company without violating any such agreement(s), and that you have disclosed to the Company in writing any contract you have signed that may restrict your activities on behalf of the Company.
8.
At-Will Employment Relationship. Your employment relationship with the Company is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice.

William Turner December 19, 2023

9.
Severance Absent a Change in Control. If (x) the Company terminates your employment without Cause (other than as a result of your death or disability) or (y) you resign your employment with the Company for Good Reason (such terminations in “x” and “y” referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Sections 11, 13 and 14 below and your continued compliance with the terms of this Agreement (including without limitation Section 6 above), the Company will provide you with the following severance benefits (the “Non-CIC Severance Benefits”):
(a)
Cash Severance. The Company will pay you, as cash severance, nine months of your base salary in effect as of your Separation from Service Date, less standard payroll deductions and tax withholdings (the “Severance”). The Severance will be paid in installments on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is not more than 30 days following your Separation from Service Date, provided the Release (as defined below) has become effective by such date, and shall be for any accrued base salary for the 30-day period plus the period from the 30th day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made in equal installments on the Company’s regular payroll dates.
(b)
COBRA Severance. As an additional severance benefit, the Company will continue to pay the cost of your and your dependents’ health care coverage in effect at the time of your Separation from Service for a maximum of 9 months, either under the Company’s regular health plan (if permitted), or by reimbursing for or paying your and your dependents’ COBRA premiums (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your and your dependents’ group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you and your dependents obtain other coverage and (y) the last day of the ninth calendar month following your Separation from Service Date.
10.
Change in Control Severance. In the event of a Qualifying Termination that occurs within three months prior to or within twelve months following the closing of a Change in Control (as defined below), provided such Qualifying Termination constitutes a Separation from Service, then subject to Sections 11, 13 and 14 below and your continued compliance with the terms of this Agreement (including without limitation Section 6 above), the Company will (a) accelerate the vesting of any of your then-unvested equity in the Company such that 100% of such equity shall be deemed immediately vested and exercisable as of your Separation from Service Date; and

(b) increase the amount of Severance described in Section 9(a) and COBRA Severance described in Section 9(b) to twelve months, and add to the cash component, as an additional severance benefit, an amount equal to your target Annual Bonus for the year of your Qualifying Termination, with such cash component to be paid in a single lump sum within ten business days after the effective date of the Release (the “CIC Severance Benefits”).

William Turner December 19, 2023

11.
Limitation on Severance Benefits / Clawback and Recovery. Under no circumstances will you be able to receive both the Non-CIC Severance Benefits and the CIC Severance Benefits. Any and all Non-CIC Severance Benefits and CIC Severance Benefits provided under this Agreement will be subject to recoupment in accordance with the Company’s Incentive Compensation Recoupment Policy, as the same may be amended or restated from time to time, and any other clawback policy that the Company adopts.
12.
Termination for Cause; Resignation Without Good Reason; Death or Disability. If at any time

(a) the Company terminates your employment for Cause, (b) you resign your employment without Good Reason, or (c) either party terminates your employment as a result of your death or disability, then in any such case you will receive only your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance benefits, other than your rights to the vested portion of any equity and any other rights to which you are entitled under the Company’s benefit programs.

13.
Conditions to Receipt of the Non-CIC Severance Benefits and CIC Severance Benefits. Prior to and as a condition to your receipt of the Non-CIC Severance Benefits or CIC Severance Benefits described above, you shall execute and deliver to the Company an effective release of claims in favor of the Company and substantially in the form attached as Exhibit A to this Agreement (the “Release”) (which will include a non-disparagement covenant in favor of the Company) within the applicable timeframe set forth therein, but not later than 21 days following your Separation from Service Date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”). The Release may be modified as required to conform to state- specific requirements, multiple-person terminations and/or changes in applicable state or federal law.
14.
Return of Company Property. Within five business days after your Separation from Service Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, Company account and device login and password information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. In addition, if you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five business days after your Separation from Service Date you will make best efforts to permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). You shall deliver to the Company a signed statement certifying compliance with this Section 14 prior to the receipt of the Non-CIC Severance Benefits or CIC Severance Benefits.
15.
Outside Activities. Throughout your employment with the Company, you may engage in civic and not- for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and with the prior

William Turner December 19, 2023

written consent of the Company, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph. The Company may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Company, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company.

During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

16.
Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

For purposes of this Agreement, “Cause” for termination will mean your: (a) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (c) material breach of your duties to the Company;

(d) intentional damage to any property of the Company; (e) misconduct, or other violation of Company policy that causes harm; (f) your material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of your Confidentiality Agreement, or of any Company policy, or of any statutory duty you owe to the Company; or (g) conduct by you which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve.

For purposes of this Agreement, you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent:

(a) a material reduction in your base salary, which the parties agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; or (c) relocation of your principal place of employment to a place that increases your one-way commute by more than 50 miles as compared to your then-current principal place of employment immediately prior to such relocation, provided that if you work remotely during any period in which your regular principal place of employment at a Company office is closed, then neither your relocation to remote work or back to the office from remote work will be considered a relocation of your principal place of employment with the Company for purposes of this definition. In order to resign for Good Reason, you must provide written notice to the Chief Executive Officer or the Board within 30 days after each occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.

For purposes of this Agreement, “Change in Control” shall mean: (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately

William Turner December 19, 2023

prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (b) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (c) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

17.
Compliance with Section 409A. It is intended that the Non-CIC Severance Benefits and CIC Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Non-CIC Severance Benefits or CIC Severance Benefits constitute “deferred compensation” under Section 409A and you are, on the date of your Qualifying Termination, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Non-CIC Severance Benefits or CIC Severance Benefits shall be delayed until the earliest of: (i) the date that is six months and one day after your Qualifying Termination date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Non-CIC Severance Benefits or CIC Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Qualifying Termination, the Release will not be deemed effective any earlier than the Release Deadline. The Non-CIC Severance Benefits and CIC Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.
18.
Section 280G; Parachute Payments.
(a)
If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and

(2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the

William Turner December 19, 2023

greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)
Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(c)
Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 18. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within 15 calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.
(d)
If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 18(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 18(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause

(y) of Section 18(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

19.
Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address(es): (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked

William Turner December 19, 2023

for the Company or another mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), including claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C., chapter 4, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class or representative claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class or in a representative capacity shall proceed in a court of law rather than by arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator, unless applicable law provides otherwise. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your employee confidential information and inventions assignment agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

20.
Miscellaneous. This offer is contingent upon a background check clearance, reference checks clearance, and satisfactory proof of your identity and right to work in the United States. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as

William Turner December 19, 2023

possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law (e.g., www.docusign.com)) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes, and may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on or before December 22, 2023 if you wish to accept employment at the Company under the terms described above. The offer of employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Marshall W. Fordyce, M.D. Chief Executive Officer

Reviewed, Understood, and Accepted:

William Turner

Date

Exhibit A: Employee Confidential Information and Inventions Assignment Agreement Exhibit B: Form of Release

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

In consideration of my employment or continued employment by VERA THERAPEUTICS, INC. its subsidiaries, parents, affiliates, predecessors, successors and assigns (together, the “Company”) and the compensation and benefits provided to me now and during my employment with the Company, I hereby enter into this Proprietary Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement (the “Agreement”) and agree as follows:

Nondisclosure.

Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined below) and that the Company has a protectable interest therein. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an authorized officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:

(1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights therein

(hereinafter collectively referred to as “Inventions”);

(b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and

(f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with the Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Further, notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and the Employee, nothing in this Agreement shall limit my right to discuss my employment (including my salary, benefits, job description or other related particulars of my employment with the Company) or report possible violations of law or regulation with any federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation.

Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information from third parties (“Third Party Information”). During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an authorized officer of the Company in writing.

Term of Nondisclosure Restrictions. I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2) year period after the date my employment ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

Assignment of Inventions.

Proprietary Rights. The term “Proprietary Rights” shall mean all trade secrets, patents, copyrights, trade marks, mask works and other intellectual property rights throughout the world.

Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Section 2. To preclude any possible uncertainty, I have set forth on Exhibit A (Prior Inventions) attached hereto a complete list (except as noted) of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, to the extent I am contractually prohibited from granting such right pursuant to a binding contract executed prior to the start of my employment with the Company or to the extent I have not assigned all of my right, title and interest in and to such Prior Invention to a third party prior to start of my employment with the Company (in each case, as documented on Exhibit A), the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, fully- paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make derivative works of, publicly perform, use, sell, import, and exercise any and all present and future rights in such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

Assignment of Inventions. Subject to Subsections 2.2 and 2.4, I hereby assign, grant and convey to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company or its designee are hereinafter referred to as “Company Inventions.”

Unassigned or Nonassignable Inventions. I recognize, and the Company agrees, that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).

Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf during the period of my employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Company Invention that does not fully qualify for protection under a Specific Inventions Law.

Ownership of Work Product.

I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

I agree that the Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to the Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for the Company or as otherwise permitted by the Company in writing prior to each such instance.

Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee, including the United States or any third party designated by the Company. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned under this Agreement to the Company.

Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

Duty of Loyalty During Employment. I agree that

during the period of my employment by the Company I will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.

No Solicitation of Employees, Consultants, Contractors, or Customers or Potential

Customers. I agree that during the period of my employment and for the six (6) month period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any employee of the Company to terminate his or her relationship with the Company;

hire, employ, or engage in business with or attempt to hire, employ, or engage in business with any person employed by the Company or who has voluntarily left the employment of the Company within the preceding three (3) months of any such prohibited activity or discuss any potential employment or business association with such person, even if I did not initiate the discussion or seek out the contact;

solicit, induce or attempt to induce any Customer or Potential Customer, or any consultant or independent contractor with whom I had direct or indirect contact during my employment with the Company or whose identity I learned as a result of my employment with the Company, to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company; or

solicit, perform, provide or attempt to perform or provide any Conflicting Services (as defined in Section 6 below) for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to the date my employment with the Company ends, (i) contracted for, was billed for, or received from the Company any product, service or process with which I worked during my employment by the Company or about which I acquired Proprietary Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of the Company, of which contact I was aware, concerning any product, service or process with which I worked during my employment with the Company or about which I acquired Proprietary Information; or (iii) was solicited by the Company in an effort in which I was involved or of which I was aware.

Non-Compete Provision. I agree that for the six (6) month period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, manager, member, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the world where the Company conducts business, including but not limited to locations where the Company performs research or development activities related to the Company’s products, services or processes, nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the world where the Company conducts business, including but not limited to locations where the Company performs research or development activities related to the Company’s products, services or processes.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that (a) relates to peptide nucleic acids for therapeutic, prophylactic or diagnostic uses, (b) is directly competitive with the business as conducted by the Company at any point during the term of my employment or (c) is directly competitive with, to my knowledge, the manner in which the Company plans to conduct business following the term of my employment.

REASONABLENESS OF RESTRICTIONS.

I agree that I have read this entire Agreement and understand it. I agree that this Agreement does not prevent me from earning a living or pursuing my career and that I have the ability to secure other non- competitive employment using my marketable skills. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests, including without limitation, the Company’s Proprietary Rights, Proprietary Information and the goodwill of its customers. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the Company and I agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

No Conflicting Agreement or Obligation. I

represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of any kind to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

Return of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Proprietary Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Proprietary Information, I agree to provide the Company with a computer-useable copy of all such Proprietary Information and then permanently delete and expunge such Proprietary Information from those systems. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

Legal and Equitable Remedies.

I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 shall remain in effect for a period of six (6) months from the effective date of the Order enforcing the Agreement.

Notices. Any notices required or permitted under this Agreement will be given to the Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on the Company payroll, or at such other address as the Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYERS OR BUSINESS ASSOCIATES OF EMPLOYEE.

If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement. I and Company agree that if I am requested to do so, I may, without violation of the restrictions set forth in Section 1 of this Agreement, provide a copy of this Agreement to any said potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated.

I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect. If requested to do so by a third party, I authorize the Company to provide copies of this Agreement to any employer, partner, co-owner or others involved in managing the business with which I am employed or associated.

General Provisions.

Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the Commonwealth of Massachusetts as such laws are applied to agreements entered into and to be performed entirely within the Commonwealth of Massachusetts between Massachusetts residents. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts for any lawsuit filed there against me by Company arising from or related to this Agreement.

Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee. I understand that my obligations under this Agreement will continue in accordance with its express terms regardless of any change in my title, position, status, role, duties, salary, compensation or benefits or other terms and conditions of employment or service.

Employment At-Will. I agree and understand that nothing in this Agreement shall change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.

Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the

Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.6) of this Agreement shall apply to any time during which I was previously engaged, or am in the future engaged, by the Company as an employee or consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement constitutes the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my title, position, status, role, duties, salary, compensation or benefits or other terms and conditions of employment or service will not affect the validity or scope of this Agreement.

[Remainder of page intentionally left blank]

This Agreement shall be effective as of the first day of my employment with the Company.

EMPLOYEE:

I have read, understand, and Accept this agreement and have been given the opportunity to Review it with independent legal counsel.

COMPANY:

Accepted and agreed:

Vera Therapeutics, Inc.

By:

Title:

(Signature)

By:

Title:

Date:

Address:

Exhibit A Prior Inventions

TO: Vera Therapeutics, Inc.

FROM:

DATE:

SUBJECT: Prior Inventions

1.
Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by VERA THERAPEUTICS, INC. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

X

No inventions or improvements.

See below:

Additional sheets attached.

2.
Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement	Party(ies)	Relationship
1.
2.
3.
Additional sheets attached.

EXHIBIT B FORM OF RELEASE

In exchange for the severance benefits to be provided to me by Vera Therapeutics, Inc. (the “Company”) pursuant to my employment offer letter agreement between me and the Company, dated [DATE] (the “Employment Agreement”), I hereby provide the following release.

I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors, and affiliates, and each of their respective current and former directors, officers, employees, stockholders, shareholders, agents, attorneys, insurers, and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, provincial and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Employee Retirement Income Security Act of 1974 (as amended), the federal Age Discrimination in Employment Act (as amended) (“ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, I understand that the following claims are not included in my release: (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement; the charter, bylaws, or operating agreements of the Company; or under applicable law; (b) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; or

(c) any rights which cannot be waived as a matter of law.

I acknowledge that I have been advised, pursuant to California Government Code Section 12964.5(b)(4), that I have a right to consult an attorney regarding this release and that I was given a reasonable time period of not less than five business days in which to do so. I further acknowledge and agree that, in the event I sign this release prior to the end of the reasonable time period, my decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, and that the consideration for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this release; (b) I should consult with an attorney prior to signing this release (although I may choose voluntarily not do so); (c) I have 21 days to consider this release (although I may choose voluntarily to sign this release earlier); (d) I have seven days following the date I sign this release to revoke it by providing written notice to the Board of Directors; and (e) this release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly

A-1

waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

In addition, I understand that nothing in this release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this release. I further understand that nothing in this release prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful, or waives any rights I may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

I hereby represent that I have been paid all compensation owed and for all hours worked; I have received all the leave and leave benefits and protections for which I am eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim. I further acknowledge that, other than the severance benefits that will be provided to me pursuant to the Employment Agreement upon the effectiveness of this release, among other required conditions, I have not earned and will not receive from the Company any additional compensation, severance, or benefits, with the exception of any vested right I may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, I acknowledge that I have not earned and am not owed any bonus, vacation, incentive compensation, severance, commissions or equity.

I further acknowledge my continuing obligations under my Employee Confidential Information and Inventions Assignment Agreement.

I hereby agree not to disparage the Company or any of its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputations or personal reputations; provided that I may respond accurately and fully to any question, inquiry or request for information when required by the legal process or in connection with a government investigation. In addition, nothing in this release is intended to prohibit or restrain me in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.

I acknowledge that to become effective, I must sign and return this release to the Company so that it is received not later than 21 days following the date it is provided to me.

William Turner

Date:

B-2